INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-25045 of Glenbrook Life AIM Variable Life Separate Account A of Glenbrook Life and Annuity Company on Form S-6 of our report dated February 19, 1999 relating to the financial statements and the related financial statement schedule of Glenbrook Life and Annuity Company, and our report dated March 18, 1999 relating to the financial statements of Glenbrook Life AIM Variable Life Separate Account A appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



/s/DELOITTE & TOUCHE LLP


Chicago Illinois
April 26, 1999